EXHIBIT 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Announces $2 Million Capital Investment

Horsham, PA, June 24, 2014 —Astea International Inc. (NASDAQ:ATEA), a global provider of service management and mobility solutions, today announced that it has concluded a private placement of 797,448 shares of newly designated Series B Convertible Preferred Stock to Zack Bergreen,  the Chairman, Founder and CEO of Astea International. The shares were priced at $2.51 per share for a total investment by Mr. Bergreen of $2 million. The preferred shares are convertible into shares of common stock on a 1:1 ratio, subject to customary anti-dilution provisions. The investment was negotiated and unanimously approved by the Audit Committee of the Board of Directors, consisting of two independent directors. Mufson Howe Hunter & Company LLC, a Philadelphia-based investment bank, assisted the Audit Committee in its evaluation of the transaction.

The shares were issued through the conversion of $2 million of outstanding debt owed to Mr. Bergreen under a Revolving Promissory Note, to comply with the Company’s plan to regain compliance with The NASDAQ Capital Markets (“NASDAQ”) continued listing requirement that a listed company have not less than $2.5 million in shareholders’ equity.  As required by NASDAQ, the Company’s Form 10-Q for the quarter ending June 30, 2014 mustevidence that the Company is in compliance with NASDAQ’s shareholders’ equity requirement for continued listing.

“We are very pleased to announce the recent equity investment that we have received from our founder, Zack Bergreen, which now puts our shareholders’ equity in compliance with NASDAQ’s minimum equity requirement.  This is part of our compliance plan with NASDAQ which we announced on June 3, 2014,” said John Tobin, President, Astea International. “The conversion of debt to equity clearly demonstrates Zack’s confidence in the Company and his commitment to our success.”

Further details regarding the capital investment are available in the Company’s Form 8-K on the matter filed today with the Securities and Exchange Commission.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization.  Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy.  Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.
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© 2014 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are the continuing acceptance of Astea International’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect Astea International’ s financial results are included at length in Astea International’s Form 10-K for the fiscal year ended December 31, 2013, supplemented by subsequent filings made with the Securities and Exchange Commission.